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August 27, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Transamerica Partners Funds Group, Transamerica Partners Funds Group II, and Transamerica Partners Portfolios (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of the Transamerica Partners Funds Group, Transamerica Partners Funds Group II, and Transamerica Partners Portfolios dated June 30, 2010. We agree with the statements concerning our Firm in such Form N-SAR under the heading "Change in Independent Registered Public Accounting Firm".


Very truly yours,

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CHANGE OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM.
PricewaterhouseCoopers LLP ("PwC") served as independent registered certified public accounting firm through April 7, 2010. On April 8, 2010, upon recommendation by the Transamerica Partners Funds Group ("TPFG"), Transamerica Partners Funds Group II ("TPFG II"), and Transamerica Partners Portfolios ("TPP") Audit Committee, the TPFG, TPFG II and TPP Board selected Ernst & Young LLP to replace PwC as the independent public accountant for the fiscal year ending December 31, 2010.

The reports of PwC on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years and through April 7, 2010, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years.

During the two most recent fiscal years and through April 7, 2010, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

TPFG, TPFG II, and TPP have requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter will be filed as Exhibit 77 to Form N-SAR.